15 October 1997

AMVESCAP PLC

THE AMVESCAP 1997 SHARESAVE SCHEME

(approved under Schedule 9 Income and

Corporation Taxes Act 1988 on 15 October 1997

under reference number SRS 1970)

CONTENTS

Clause

DEFINITIONS

1.        In this Scheme (unless the context otherwise requires) the following words and expressions have the following meanings:-

The Act means the Income and Corporation Taxes Act 1988;

Adoption Date means the date on which the Scheme is adopted by the Company in general meeting;

Application Period means such period as the Board may determine but being a period not less than fourteen days and not more than 21 days from an Invitation Date;

Associated Company has the same meaning as in Section 416 of the Act (as modified for the purposes of Rule 7.6 only by Section 187(2) of the Act);

Auditors means the auditors for the time being of the Company;

Board means the Board of Directors for the time being of the Company (or the directors present at a duly convened meeting of such Board) or a duly authorised committee thereof;

Bonus Date means:

(i)	where repayment under the applicable Savings Contract is taken as including the maximum bonus, the earliest date on which the maximum bonus is payable; or

(ii)	under a five year Savings Contract, the earliest date on which the bonus is payable under such Savings Contract; or

(iii)	under a three year Savings Contract, the earliest date on which the bonus is payable under such Savings Contract.

Continuous Service means service with any company which is or was a Subsidiary (including service with such company before it became a Subsidiary) which shall be aggregated with service with a Participating Company provided all such service has been continuous. In the case of an employee in employment with a Participating Company who is absent from such employment for any reason for a period during which such employee’s contract of service subsists, or by reason of maternity leave, and who then returns to such employment with a Participating Company then in calculating service any such period of absence shall be deemed to have formed part of his continuous service;

Commencement Date means the date on which the Scheme is approved by the Inland Revenue;

Company means AMVESCAP PLC;

Control means has the same meaning as in Section 840 of the Act;

Date of Grant means the date on which the Grantor passes a resolution to grant an Option under Rule 3.4 below;

Eligible Employee means any employee (including a director holding a salaried employment or office) of a Participating Company who:

(a)   on the relevant Invitation Date has achieved such period of Continuous Service not exceeding five years as the Grantor shall on or before the Date of Grant determine;

(b)  is chargeable to tax in respect of his office or employment under Case 1 of Schedule E;

(c)  is not ineligible to participate in the Scheme by virtue of any of the provisions of the Act including in particular paragraph 8 of Schedule 9 thereto; and

(d)  in the case only of a director holding a salaried employment or office, usually works at least twenty five hours per week excluding time off permitted for meal breaks

PROVIDED THAT the Grantor may treat any employee or director of a Participating Company who meets requirement (c) above as an Eligible Employee;

Exercise Price means the price per Share at which a Participant may acquire Shares pursuant to the Scheme (as determined in accordance with Rule 5);

Grantor means in relation to an Option to subscribe for Shares, the Board, and in relation to an Option to purchase Shares, the Trustee;

Group means the Company and its Subsidiaries from time to time;

Invitation Date means the date upon which invitations to apply for Options are issued by the Board, being a date within 42 days after the Commencement Date and thereafter within 42 days after the date of public announcement of the annual, half-yearly or quarterly results of the Group;

Option means a right granted pursuant to the Scheme to acquire Shares;

Participant means a person who holds a Subsisting Option or (where the context admits) his personal representatives;

Participating Company means the Company and any Subsidiary which the Board has designated as a member of the Scheme for the time being;

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Repayment means in relation to a Savings Contract, the amount of the contributions repayable and, where relevant, of any bonus and/or interest payable on the relevant Bonus Date;

Savings Contract means a certified contractual savings scheme within the meaning of Section 326(2), (3) or (4) of the Act with a building society or an institution authorised under the Banking Act 1987 as determined by the Board and which has been approved by the Inland Revenue for the purposes of Schedule 9 to the Act;

Scheme means the AMVESCAP 1997 Sharesave Scheme as amended from time to time;

Share means a fully paid ordinary share in the capital of the Company which satisfies paragraphs 10 to 14 of the Schedule 9 to the Act;

Specified Age means age 60;

Subsidiary means a subsidiary of the Company as defined in Section 736 of the Companies Act 1985 over which the Company has Control;

Subsisting Option means an Option to the extent that it has neither lapsed nor been exercised;

The London Stock Exchange means The London Stock Exchange Limited;

Trustee means the trust or trustees for the time being of any employee trust established by the Company wholly or partly for the benefit of all or most of the persons for the time being employed or holding office with the Group or any Participating Company or Companies which has been designated by the Board as a trust out of which Options may be granted.

Where the context so permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision includes a reference to that provision as for the time being amended or re-enacted.

COMMENCEMENT AND TITLE

2.      The Scheme shall commence on the Commencement Date and shall be known as The AMVESCAP 1997 Sharesave Scheme.

GRANT OF OPTION

3.1 On or prior to an Invitation Date the Grantor shall decide:-

(a) whether to invite applications for the grant of Options; and

(b) whether the Repayment shall be taken as including:

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(i)	only the maximum bonus;

(ii)	only the five year bonus;

(iii)	only the three year bonus;
(iv)	whichever of the maximum bonus, the five year bonus or the three year bonus (as the Board shall stipulate) the Eligible Employee may elect; and

(v)	no bonus.

3.2 Where applications are invited, such invitations must be sent to all Eligible Employees and must state:-

(a)	the Exercise Price or the method by which the Exercise Price for the Shares will be notified to Eligible Employees; and

(b)

the date being the last day of the Application Period by which applications for the grant of Options must have been received by the Board or such person as the Board may direct being not less than 14 nor more than 21 days after the date of issue of such invitations.

3.3 Applications for Options under the Scheme shall be in such form as the Board may require and each:-

(a)

must be accompanied by a duly completed application form to enter into a single Savings Contract under which the applicant will agree to make in multiples of £1 per month such specified contributions being not less than £5 per month nor (when aggregated with contributions made under any other savings contract linked to a savings related share option scheme approved under Schedule 9 to the Act) more than £250 per month (or such other amounts as may from time to time be permitted under the Savings Contract) as shall secure on the Bonus Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired under his Option if exercised in full; and

(b)	shall empower the Grantor or any person authorised by it:-

(i)

to amend the amount of the specified contribution referred to in Rule 3.3(a) above to such lesser sum as shall secure on the Bonus Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired by the Participant in the event that a number of Shares for which an Eligible Employee applies for an Option has to be reduced in accordance with Rule 3.4 below; and

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(ii)

to deduct from the Participant’s pay such contribution as shall be specified by the Participant pursuant to Clause 3.3.(a) or as may be amended pursuant to Clause 3.3.(b)(i) above and pay the same on behalf of the Participant in discharge of the Participant’s obligations under the Savings Contract.

3.4 Within 30 days of the date pursuant to Rule 5.1 by reference to which the Exercise Price was determined or in a case where the number of Shares over which Options are to be granted is determined by Rule 3.4(b) below, within 42 days of such date and subject to the limitations and conditions contained in the Scheme, Options shall by resolution of the Grantor be granted to Eligible Employees in accordance with the following:-

(a)	Options shall be granted to the Eligible Employees in respect of all the Shares applied for by them; save that

(b)

where the Board in its discretion considers that it is desirable to limit the number of Shares in respect of which Options are granted in relation to any invitation, then the following steps shall be carried out successively by the Board to the extent necessary to elinunate the excess:

(i)

by treating any elections for the maximum bonus as elections for the five year bonus and then, so far as necessary, by reducing the Participants proposed monthly contributions pro rata to the excess over £5 and then, so far as necessary, selecting by lot; or

(ii)

by treating each election for a bonus as an election for no bonus and then, so far as necessary, by reducing the Participant’s proposed monthly contributions pro rata to the excess over £5 and then, so far as necessary, treating each application for a five year Savings Contract as an application for a three year Savings Contract and then, so far as necessary selecting by lot; or

(iii)

by reducing the Participants proposed monthly contributions pro rata to the excess over £5 and then, so far as necessary but treating each application for a five year Savings Contract as an application for a three year Savings Contract and then, so far as necessary selecting by lot.

Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Board shall complete or amend as appropriate, each Savings Contract proposal form to reflect any reduction in monthly savings contributions resulting therefrom.

3.5     No payment will be required from a Participant on the grant of an Option. Each Participant will be issued with a certificate in the form from time to time agreed with the Inland Revenue.

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3.6	No Option shall be capable of being transferred by a Participant

3.7	No Option shall be granted more than ten years after the Commencement Date.

3.8	The number of Shares over which an Option is granted to any Eligible

Employee must be so limited that the aggregate of the Exercise Price for those

Shares does not exceed the Repayment under the Savings Contract entered into on the grant of such Option.

LIMITATIONS ON THE ISSUE OF SHAREs

4.	Subject to Rule 6 below, no Option shall be granted on any or any proposed Date of Grant if, as a result:-

(a)

the aggregate number of Shares issued or issuable pursuant to grants made within the preceding ten years under this Scheme and pursuant to grants and appropriations made during the same period under all other share schemes (including non-approved, savings related and profit sharing schemes) established by the Company would exceed 10% of the issued ordinary share capital of the Company on that Date of Grant; or

(b)

the aggregate number of Shares issued or issuable pursuant to grants and appropriations made within the preceding five years under all the schemes mentioned in paragraph (a) above would exceed 5% of the issued ordinary share capital of the Company on that Date of Grant;

PROVIDED that for the avoidance of doubt, Shares which shall have been the subject of grants which lapse shall not be taken into account for the purposes of this Rule 4.

EXERCISE PRICE

5.      Subject to Rule 6 below the Exercise Price shall be such amount as the Grantor shall determine being an amount not less than the greater of:-

(a)     eighty per cent of the middle market quotation per Share as derived from the Daily Official List of the London Stock Exchange for the dealing day immediately preceding the Invitation Date; and

(b)	(in the case only of an Option to subscribe for Shares) the nominal value of a Share.

ALTERATIONS OF SHARE CAPITAL

6.      In the event of any alteration in the issued share capital of the Company, whether by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital, then a number of Shares

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subject to any Subsisting Options and the Exercise Price may be adjusted by the Grantor in such manner and with effect from such date as the Grantor may determine to be appropriate (including retrospective adjustments where appropriate) provided always that:—

6.1    any such adjustment shall not take effect without the prior approval of the Board of Inland Revenue;

6.2    no such adjustment shall take effect until it has been referred to the Auditors and the Auditors have certified in writing to the Grantor that the adjustment is fair and reasonable in their opinion;

6.3    nothing in this Rule 6 shall obliged the Grantor to take any action or incur any net expense to facilitate any such adjustment; and

6.4	the Exercise Price shall not be adjusted below the nominal value of a Share.

EXERCISE OF OPTIONS

7.1       An Option shall be exercisable during the period mentioned in paragraph 7.3 below in respect of all or some of the Shares over which it was granted by the Participant (or by a nominee on behalf of the Participant) delivering to the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time) a written notice in the prescribed form specifying the number of Shares in respect of which the Option is exercised together with a remittance for that number of Shares calculated by reference to the Exercise Price.

7.2     It is a condition of the exercise of an Option under the Scheme that payment for the Shares shall be made only with monies not exceeding the amount of the Repayment to the Participant under the Savings Contract to which he has contributed in relation to the Option. If upon the exercise of an Option the Repayment then due to a Participant under his Savings Contract is less than the amount required to pay for all the Shares in respect of which is purportedly exercised, the Option shall be treated as exercised only in respect of such number of Shares as may be acquired by the amount of the Repayment and shall lapse as to the excess.

7.3    Save as otherwise provided, an Option may not be exercised until the Bonus Date. Subject only to the provisions of Rule 7.7 below, no Option may be exercised later than six months after the Bonus Date.

7.4    Notwithstanding any other provision hereof no Option may by exercised at any time when the person seeking to exercise it is excluded from participation in this Scheme by virtue of either of paragraphs 8 and 26(3) of Schedule 9 of the Act.

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7.5     An Option shall cease to be exercisable upon the Participant ceasing to be an Eligible Employee except where his so ceasing is by reason of:-

(a)	his retirement on reaching the Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment; or

(b)	injury, disability or redundancy within the meaning of the Employment
Rights Act 1996 or his office or employment either being in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a
Subsidiary nor a Group Company; or

(c)	his retirement at any time other than at a time specified in sub-paragraph
(a)	above, provided that such retirement is not earlier than three year from the Date of Grant of the Option;

(d)	his leaving employment for any reason other than for misconduct or as specified in sub-paragraphs (a), (b) and (c) above, provided that such leaving is not earlier than three years from the Date of Grant of the
Option

in any of which circumstances the Option may be exercised at any time during the period of six months from the date on which he so ceases to be an Eligible Employee notwithstanding that the Bonus Date shall not have occurred.

7.6	For the purposes of rule 7.5 above and Rule 9 below (but for no other purpose):—

(a)	a Participant shall not be regarded as having ceased to be an Eligible
Employee by reason of:-

(i)	his being or becoming employed by a company which ceases to be or is not a Participating Company but is nevertheless an Associated Company or is under the Control of the Company; or

(ii)	his ceasing to be employed full-time but continuing to be employed on a part-time basis; and
(b)	a Participant shall be regarded as ceasing to be an Eligible Employee when he holds no employment with any of the Company, any
Associated Company and any company Controlled by the Company.

7.7     In the event of the death of a Participant prior to the Bonus Date the Option may be exercised by his personal representatives at any time during the period of twelve months commencing on the date of his death (but not later) and the personal representatives shall be entitled to do so notwithstanding that the Bonus Date has not occurred and in the event of death of a Participant within six months commencing on the Bonus Date his personal representatives

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may exercise the Option at any time within twelve months commencing on the Bonus Date PROVIDED THAT such personal representatives shall not be entitled to exercise the Option if at the date of the Participant’s death the Participant was precluded from exercising the Option by reason of either of paragraphs 8 and 26(3) of Schedule 9 to the Act.

7.8    A Participant who reaches the Specified Age prior to the Bonus Date but continues to hold the office or employment by virtue of which he is eligible to participate in the Scheme may exercise the Option within six months after the date of his reaching the Specified Age.

7.9    If an Option becomes exercisable under any provision of the Scheme before the Bonus Date it shall be exercisable only over the number of Shares the aggregate Exercise Price of which equals (as nearly as may be) but does not exceed the Repayment made under the Savings Contract entered into on the grant of that Option but excluding any contributions made direct by the Participant except to the extent that such are (i) made pursuant to any special arrangements relating to absence from employment or (ii) made at the same rate of contribution and at the same intervals as those contributions previously deducted from his salary pursuant to the provisions of Rule 3.3(b)(ii) between the date of the Participant ceasing to be employed by the Group and the date on which the Option is exercised; and the Option shall cease to be exercisable over any Shares in excess of that number in respect of which it was granted. For the avoidance of doubt, any Repayment under the Savings Contract shall exclude the Repayment of any contributions made in advance under the Savings Contract the due date for payment of which falls or would have fallen more than one month after the date on which Repayment is made.

7.10  If at the Bonus Date a Participant holds an office or employment in a company which is not a Participating Company but which is:

(i)	an Associated Company; or

(ii)	a company of which the Company has Control,

any Option held by the Participant shall, be exercisable for a period of 6 months from that Bonus Date.

7.11  An Option shall be exhausted and automatically cancelled immediately after it is first exercised notwithstanding that it shall not have been exercised in respect of all of the Shares over which the Option was granted.

LAPSE OF OPTION

A Participant’s Option shall lapse and cease to be exercisable:-

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8.1     upon the expiry of any of the periods for exercise under the provisions of Rule 7 (with the exception of paragraph 7.8 thereof) above and Rule 9 below, whichever shall first occur; or

8.2    if the Participant omits seven or more times to make a monthly payment due under his Savings Contract or gives notice under the Savings Contract requiring Repayment before the Bonus Date unless such non-payment or notice is in consequence of his ceasing to be an Eligible Employee by virtue of one of the causes mentioned in Rule 7 paragraph 7.5, 7.7 or 7.8 above or in the circumstances of Rule 9 below.

TAKE-OVER AND LIQUIDATIONS

9.1	If any person obtains Control of the Company as a result of making:-

(a)

a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares;

then any Subsisting Option may subject to paragraph 9.4 below be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

9.2

If under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may subject to paragraph 9.4 below be exercised within six months of the Court sanctioning the compromise or arrangement.

9.3	If any person becomes bound or entitled to acquire Shares in the

Company under Sections 428 to 430 of the said Act of 1985 any Subsisting

Option may subject to paragraph 9.4 below be exercised at any time when that person remains so bound or entitled.

9.4    If as a result of the events specified in paragraphs 9.1 or 9.2 above a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in paragraph 9.3 above, any Participant may by agreement with that other company (the Acquiring Company) within the Appropriate Period as defined in paragraph 15(2) of Schedule 9 to the Act release any Subsisting Option of his in consideration of the grant of a new Option (the New Option) which satisfies the following conditions:-

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(a)

the New Option shall be over shares in the Acquiring Company or another company which satisfies paragraph (b) or (c) of paragraph 10 of Schedule 9 to the Act in relation to the Acquiring Company and shall satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 to the Act;

(b)

the New Option shall be a right to acquire such number of such shares in the Acquiring Company (or such other company) as shall have on the grant of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Option immediately before its release and for this purpose market value shall be ascertained by the application of Rule 5.1 as at the date of release of the Option and grant of the New Option;

(c)	the New Option shall have an Exercise Price such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Option; and

(d)	the New Option shall be otherwise identical in terms to the Option

AND the New Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the Option in consideration of the release of which it is granted. With effect from the release of any Option pursuant to this Rule 9, Rules 6, 7.1 and 7.2, this Rule 9 and Rule 10 of this Scheme shall in relation to the new Option be construed as if references therein to the Company were references to the Acquiring Company or, as the case may be, such other company and all the Rules (other than Rules 3 to 5 inclusive) shall in relation to the New Option be construed as if references therein to Shares were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted.

9.5     If the Company passes a resolution for voluntary winding-up, any Subsisting Option may be exercised within six months of the passing of the resolution.

9.6    For the purposes of this Rule 9 other than paragraph 9.4 above a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained control of it.

9.7    The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7 above.

9.8	Any Option shall lapse if:

(a)	it shall not have been exercised by the expiry of any time limit for exercise set out in this Rule 9, whichever shall expire first; and

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(b)	no agreement for the release of the Option shall have been entered into by the expiry of the first Appropriate Period to commence pursuant to paragraph 9.4 above.

ALLOTMENT AND LISTING

10.1   Subject to receipt of the appropriate remittance, Shares to be issued pursuant to the exercise of an Option will be allotted not later than thirty days after the exercise of the Option and will rank pan passu in all respects with the Shares in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to a record date prior to the date of exercise of the Option. Shares to be transferred pursuant to the exercise of an Option shall be transferred to a Participant (or to a nominee to hold the Shares on behalf of a Participant) within thirty days after exercise of the Option. In the case of an Option under which Shares are to be transferred, the Company shall receive the Exercise Price as agent for the person holding the Shares which are to be transferred to the Participant.

10.2  If the Shares are listed on the London Stock Exchange at the date of allotment of any Shares pursuant to the Scheme the Company will apply to the London Stock Exchange for permission for such Shares so allotted to be admitted to the Official List. An application may be postponed at the discretion of the Board until application can be made in respect of such number of Shares as the board considers appropriate.

TERMINATION OF EMPLOYMENT; PENSION

11.     Neither the terms of employment of a Participant by any Participating Company nor his pension entitlement shall be affected by his participation in the Scheme, and such participation shall not entitle him to any additional compensation or damages on the termination of his employment for any reason.

ADMINISTRATION OF THE SCHEME

12.1   The Board may make and vary such regulations (not being inconsistent with the Scheme) as it thinks fit for the administration and implementation of the Scheme. The Board’s decision on any matter concerning the Scheme or its interpretation (other than a matter to be certified by the Auditors of the Company) shall be final and binding

12.2  The Board shall be entitled by resolution to amend all or any of the provisions of the Scheme as the Board thinks fit except that no alteration shall be made:-

(a)

to the advantage of Participants without the prior sanction of an ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax,

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exchange control or regulatory treatment for Participants in the Scheme or for any Member of the Group;

(b)	in relation only to Options to purchase Shares, without the prior consent of the Trustee; or

(c)	to any rights already accrued to any Participant which would be to the disadvantage of such Participant, without the prior consent of such Participant;

unless, in any such case, the alteration is necessary to comply with any legislation for the time being in force or with any conditions requisite to obtain or to maintain approval of the Inland Revenue for the Scheme AND provided that, at any time at which the Scheme is and is intended to remain so approved by the Inland Revenue, no amendment shall take effect unless and until such amendment shall have been approved by the Inland Revenue.

12.3	Written notice of any alteration made in accordance with paragraph 12.2 shall be given to all Participants.

12.4  The Company shall keep available sufficient unissued Shares in the capital of the Company (including for this purpose Shares to be issued directly to a Participant on the exercise of his Option and Shares to be issued to a person who will in turn transfer such Shares to a Participant on the exercise of his Option) to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

12.5  Participants shall be sent copies of any document having a material effect on their rights at the same time as such document is sent to holders of Shares.

12.6  The provisions of the Company’s Articles of Association for the time being in force with regard to the service of notices upon members of the Company shall apply mutatis mutandis to any notice to be given by the Company to Participants. Any notice to be given by the Trustee to any Participant or Eligible Employee shall be sufficiently given if sent to his home address or place of work, as last reported in writing to the Trustee by the Company.

12.7  Notwithstanding anything to the contrary contained herein the Board may at any time and from time to time by resolution and without further formality amend the Scheme in any way to the extent necessary to render the Scheme capable of approval by the Board of Inland Revenue or any other governmental or other regulatory body pursuant to any present or future United Kingdom legislation.

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13.     The Scheme may be terminated at any time by the Board or by the Company in general meeting but in any event shall terminate on the tenth anniversary of the Commencement Date and on such termination no further Options shall be granted, but the subsisting rights of Participants shall not be affected by such termination.

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